                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            ALLIED HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ALLIED HOLDINGS, INC.
                      160 CLAIREMONT AVENUE, SUITE 510
                           DECATUR, GEORGIA  30030

                            [LOGO INSERTED HERE]



                          NOTICE OF ANNUAL MEETING
                                MAY 22, 1997


TO THE SHAREHOLDERS OF ALLIED HOLDINGS, INC.:


      The annual meeting of shareholders of Allied Holdings, Inc. (the "Company") will be held at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 on May 22, 1997 at 10:00 a.m., local time, for the following purposes:

             1.     To elect three directors for terms ending in 2000;

             2. To amend the Company's Long-Term Incentive Plan (the "LTI Plan") in order to increase the number of shares subject to the LTI Plan from 400,000 to 650,000 shares; and

             3. To take action on whatever other business may properly come before the meeting.

      Only holders of record of common stock at the close of business on March 27, 1997 will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                        By Order of the Board of Directors,



                                        A. Mitchell Poole, Jr.
                                        President and Chief Operating Officer

Decatur, Georgia
April 21, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            ALLIED HOLDINGS, INC.
                      160 CLAIREMONT AVENUE, SUITE 510
                           DECATUR, GEORGIA 30030


                       ANNUAL MEETING OF SHAREHOLDERS
                                MAY 22, 1997

                               PROXY STATEMENT


      This Proxy Statement is furnished to shareholders of Allied Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of the Company to be held on May 22, 1997 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030, and any adjournments thereof. The enclosed proxy is revocable at any time before its exercise. Revocation may be made (i) by written notice to the Secretary of the Company, (ii) by attending the meeting and voting in person, or (iii) by filing a subsequent proxy with the Secretary of the Company prior to or at the time of the meeting.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of the no par value common stock of the Company (the "Common Stock"). No remuneration will be paid directly or indirectly for the solicitation of proxies.

      An annual report to the shareholders, including financial statements for the year ended December 31, 1996 is enclosed with this Proxy Statement.

                        VOTING AND OUTSTANDING STOCK

      At the close of business on the record date, March 27, 1997 the Company had outstanding and entitled to vote at the annual meeting 7,810,000 shares of Common Stock. Each share of Common Stock is entitled to one vote and a majority of shares voted shall constitute the affirmative act of the shareholders.

                          1. ELECTION OF DIRECTORS

      The Board of Directors of the Company, pursuant to the By-Laws of the Company, has determined that the number of directors of the Company is nine. The directors are divided into three classes, each class serving for a period of three years. Members of the three classes currently are as follows: (i) David G. Bannister, A. Mitchell Poole, Jr. and Robert J. Rutland; (ii) Bernard
O. De Wulf, Guy W. Rutland, III and Robert R. Woodson; and (iii) Joseph W. Collier, Guy W. Rutland, IV, and Berner F. Wilson, Jr.

      One-third of the members of the Board of Directors are elected by the shareholders annually. The directors whose terms will expire at the 1997 annual meeting of shareholders are David G. Bannister, A. Mitchell Poole, Jr. and Robert J. Rutland, all of whom have been nominated to stand for reelection as directors to hold office until the 2000 annual meeting of shareholders and until their successors are elected and qualified.

      Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lessor number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

      If a shareholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted for the nominees as specified. If no specification is made and the power to vote the shares is not withheld, the shares represented by the proxy will be voted "FOR" each nominee for director named on the proxy.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THIS PROPOSAL IN ORDER TO ELECT THE DIRECTORS FOR THE TERMS SET FORTH ABOVE.

NOMINEES FOR ELECTION TO TERM EXPIRING 2000 ANNUAL MEETING

================================================================================

DAVID G. BANNISTER
Director Since 1993
Age 41

Mr. Bannister is a Managing Director in the Transportation Group of Alex. Brown & Sons Incorporated and has been employed by that firm in various capacities since 1983. Mr. Bannister is also a director of Landstar System, Inc.

================================================================================

A. MITCHELL POOLE, JR.
Director Since 1990
Age 49

Mr. Poole has been President and Chief Operating Officer of the Company since December 1995. Prior to December 1995, Mr. Poole served as Executive Vice President and Chief Financial Officer of the Company. Mr. Poole joined Allied Systems, Ltd. in 1988 as Senior Vice President and Chief Financial Officer. He was appointed President of Allied Industries Incorporated in December 1990 and continues to serve in such capacity. Prior to joining the Company in 1988, Mr. Poole was an audit partner with Arthur Andersen LLP, independent public accountants.

================================================================================

ROBERT J. RUTLAND
Director Since 1965
Age 55

Mr. Rutland has been Chairman and Chief Executive Officer of the Company since December 1995. Mr. Rutland served as President and Chief Executive Officer of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chief Executive Officer of each of the Company's subsidiaries. Mr. Rutland is a member of the Board of Directors of Fidelity National Bank, a national banking association.

================================================================================

INCUMBENT DIRECTORS - TERMS EXPIRING 1999 ANNUAL MEETING

================================================================================

BERNARD O. De WULF
Director Since 1993
Age 48

Mr. De Wulf has been Vice Chairman and an Executive Vice President of the Company since October 1993. Prior to such time, Mr. De Wulf was Vice Chairman of each of the Company's subsidiaries. Mr. De Wulf was Vice Chairman of Auto Convoy Co. from 1983 until 1988 when the Company and Auto Convoy Co. became affiliated.

================================================================================

GUY W. RUTLAND, III
Director Since 1964
Age 60

Mr. Rutland was elected Chairman Emeritus in December 1995. Mr. Rutland served as Chairman of the Board of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chairman or Vice Chairman of each of the Company's subsidiaries.

================================================================================

ROBERT R. WOODSON
Director Since 1993
Age 65

Mr. Woodson will retire from his position as Chairman of John H. Harland Company on April 25, 1997, and will remain as a member of the Board of Directors. Mr. Woodson was also the President and Chief Executive Officer of John H. Harland Company prior to October 1995. Mr. Woodson also serves as a director of Haverty Furniture Companies, Inc.

================================================================================

INCUMBENT DIRECTORS - TERMS EXPIRING 1998 ANNUAL MEETING

================================================================================

GUY W. RUTLAND, IV
Director Since 1993
Age 33

Mr. Rutland has been Vice President of the Company since October 1993 and Vice President - Reengineering Core Team of Allied Automotive Group, Inc., since November 1996. From January 1996 to November 1996 Mr. Rutland was Assistant Vice President of the Central and Southeast Region of Operations for Allied Systems, Ltd. From March 1995 to January 1996 Mr. Rutland was Assistant Vice President of the Central Division of Operations for Allied Systems, Ltd. From June 1994 to March 1995, Mr. Rutland was Assistant Vice President of the Eastern Division of Operations for Allied Systems, Ltd. From 1993 to June 1994 Mr. Rutland was assigned to special projects with an assignment in Industrial Relations/Labor Department and from 1988 to 1993, Mr. Rutland was Director of Performance Management.

================================================================================

JOSEPH W. COLLIER
Director Since 1995
Age 54

Mr. Collier was appointed as a director of the Company in December 1995. Mr. Collier has been the President of Allied Automotive Group, Inc. since December 1995. Mr. Collier had been Executive Vice President of Marketing and Sales and Senior Vice President of Allied Systems, Ltd. since 1991. Prior to joining the Company in 1979, Mr. Collier served in management positions with Bowman Transportation and also with the Federal Bureau of Investigation.

================================================================================

BERNER F. WILSON, JR.
Director Since 1993
Age 58

Mr. Wilson has been Vice President of the Company since October 1993 and Vice Chairman of the Board of Directors and Secretary since December 1995. Prior to October 1993, Mr. Wilson was an officer or Vice Chairman of several of the Company's subsidiaries. Mr. Wilson joined the Company in 1974 and has held various finance, administration, and operations positions.

================================================================================

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

      All directors have served continuously since their first election or appointment. Robert J. Rutland and Guy W. Rutland, III are brothers. Guy W. Rutland, IV is the son of Guy W. Rutland, III. The Board of Directors held four meetings during 1996. Each director attended at least 75% of the meetings of the Board of Directors and the meetings of committees of which he was a member. The Board of Directors has two standing committees. Certain information regarding the function of the Board's committees, their present membership, and the number of meetings held by each committee during 1996 is presented below.

AUDIT COMMITTEE

      The Audit Committee annually reviews and recommends to the Board of Directors the certified public accounting firm to be engaged as independent auditors of the Company for the next calendar year, reviews the plans and results of the audit engagement with the independent auditors, inquires as to the adequacy of the Company's internal accounting controls, and considers each professional service provided by the independent auditors and whether the providing of such service impairs the independence of the auditors. The members of the Audit Committee are David G. Bannister, A. Mitchell Poole, Jr. and Robert R. Woodson. During 1996, the Audit Committee held two meetings.

COMPENSATION COMMITTEE

      The Compensation Committee periodically reviews the compensation and other benefits provided to officers of the Company and advises the Board of Directors with respect to compensation for the officers of the Company. The members of the Compensation Committee are David G. Bannister and Robert R. Woodson. Robert J. Rutland participated in an advisory capacity in the meeting of the Compensation Committee. Mr. Rutland is not authorized to vote upon any matters of the Compensation Committee. During 1996, the Compensation Committee held three meetings.

COMPENSATION OF DIRECTORS

      Each director of the Company who is not also an employee receives an annual fee of $12,000 and a fee of $2,000 for each meeting of the Board attended, plus reimbursement of expenses incurred in attending meetings. No additional fee will be paid for committee meetings held the same day as Board meetings.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information about beneficial ownership of the Common Stock as of March 27, 1997 by (i) each director and executive officer of the Company named herein, and (ii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                  Number of Shares                        Percentage of
          Beneficial Owner                       Beneficially Owned                    Shares Outstanding
          ----------------                       ------------------                    ------------------

 Robert J. Rutland(1)...........                        1,256,469                              16.1
 Guy W. Rutland, III(2).........                          842,551                              10.8
 Bernard O. De Wulf(3)..........                          572,750                               7.3
 Guy W. Rutland, IV(4)..........                          687,311                               8.8
 A. Mitchell Poole, Jr(5).......                          226,200                               2.9
 Berner F. Wilson, Jr...........                          225,710                               2.9
 Joseph W.  Collier (6).........                           11,000                               *
 David G. Bannister.............                            3,000                               *
 Robert R. Woodson..............                            4,000                               *
 All executive officers and
 directors as a group(7)
  (12 persons)..................                        3,861,191                              49.4

-----------------
*Less than 1% not applicable

(1) Includes 18,099 shares owned by his wife to which he disclaims beneficial ownership and 25,000 shares owned by him under the Restricted Stock Plan which are subject to transfer restrictions.
(2) Includes 18,099 shares owned by his wife and 67,800 shares owned by a private foundation to which he disclaims beneficial ownership.
(3) Includes 165,000 shares held in trust for the benefit of his wife and family members and 2,750 shares held in a limited partnership to which he disclaims beneficial ownership.
(4)     All shares held in a general partnership of which he is a partner.
(5) Includes 20,000 shares owned by him under the Restricted Stock Plan which are subject to transfer restrictions.
(6) Includes 10,000 shares owned by him under the Restricted Stock Plan which are subject to transfer restrictions. Does not include options to acquire 61,000 shares.
(7) Includes 30,000 shares issued under the Restricted Stock Plan which are subject to transfer restrictions. Does not include options to acquire 28,800 shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

           The following table sets forth certain information about beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of March 27, 1997 other than directors of the Company.


                                                     Number of
                                                      Shares
             Name and Address of                   Beneficially                         Percentage of Shares
              Beneficial Owner                         Owned                                Outstanding
              -----------------                        -----                                -----------

 Brinson Partners, Inc.(1)                            585,112                                  7.5
 209 South LaSalle
 Chicago, Illinois 60604

 Private Capital Management, Inc.(2)                1,044,818                                 13.4
 3003 Tamiami Trail N.
 Naples, Florida 33940


-----------------

(1) According to a Schedule 13G dated February 10, 1997, filed on behalf of Brinson Partners, Inc. and a subsidiary and its parent companies, each of which may also be deemed a beneficial owner of the shares held by Brinson Partners, Inc. by virtue of their corporate relationships.

(2) According to a Schedule 13G dated March 10, 1997, filed on behalf of Private Capital Management, Inc. and its affiliates, each of which may also be deemed a beneficial owner of the shares held by Private Capital Management, Inc. by virtue of their relationships.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           The Compensation Committee of the Board, which was formed in December 1993, reviews, administers and monitors the Company's executive compensation plans, policies and programs.

EXECUTIVE COMPENSATION COMPONENTS

           The executive compensation philosophy of the Company is to link compensation with enhancement of shareholder value. The Company's executive compensation is based on three principal components, each of which is intended to support the overall compensation philosophy. The three principal components are:

           Base Salary. Base salary amounts for each of the named executive officers are specified in their employment agreements. During January 1996, the Compensation Committee approved amendments to the employment agreements with the named executive officers to increase the base salary and to extend the expiration of the agreements through January 2001. In January 1997, the Compensation Committee approved amendments to Messrs. Wilson and Colliers' employment agreements to increase the base salary.

           Incentive Compensation. In 1996, the Compensation Committee approved the payment of incentive compensation for the Company's executive officers who are not parties to employment agreements which provide for bonus compensation. Incentive compensation for Messrs. Robert Rutland, Poole and Collier for 1996 was paid in accordance with formulas specified in their employment agreements.

           In January 1997, the Compensation Committee approved amendments to the employment agreements with the named executive officers to allow them to participate in the Allied Holdings, Inc. EVA Based Incentive Plan ("Incentive Plan"). Beginning in 1997, incentive compensation for the named executive officers will be paid in accordance with the Incentive Plan. Economic Value Added ("EVA") and the Incentive Plan are discussed in detail below.

           Stock Compensation. Executive officers are eligible to receive annual grants of incentive stock options, non- qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares under the Company's Long-Term Incentive Plan. In December 1996, the Compensation Committee approved restricted stock awards to Messrs. Robert Rutland, Poole and Collier. The Long-Term Incentive Plan is discussed elsewhere in this proxy.

EVA AND THE INCENTIVE PLAN

           The primary objective of the Company in regard to executive compensation is to link compensation with shareholder value. To that end, the Company has adopted a more formalized approach to measuring value creation through the EVA framework. The Company together with Stern Stewart & Co., the financial advisory firm that pioneered the EVA framework, undertook a five-month project during 1996 to create and install an EVA based performance measurement and incentive compensation system. The proprietary EVA financial measure can be defined as net operating profits after tax ("NOPAT"), less a capital charge for the average operating capital employed. NOPAT is a measure of operating results which differs from normal accounting profit due to the adjustment for certain non-economic charges. The Company and Stern Stewart believe that EVA more accurately measures shareholder value created than traditional performance measures such as return on assets, earnings per share and return on equity.

           EVA provides a framework that enables management to make decisions that will build long-term value for the Company and its shareholders rather than focus on short-term results. In 1997, EVA will be the measure used to determine incentive compensation for senior management.

CEO COMPENSATION

           The Compensation Committee believes that Robert J. Rutland's compensation as Chief Executive Officer appropriately relates to short and long term performance. Mr. Rutland's compensation in 1996 was $427,000 as provided by his employment agreement. Additionally, Mr. Rutland was paid a bonus in an amount equal to $121,620 for 1996 which was calculated in accordance with a formula set forth in his employment agreement. The Compensation Committee believes that the employment agreement provides for appropriate compensation to Mr. Rutland based upon the measures described above for determining executive officer compensation. The Compensation Committee considers the compensation received by Mr. Rutland to be comparable to chief executive officers of other leading companies engaged in transportation.

           David G. Bannister                         Robert  R. Woodson

SUMMARY COMPENSATION TABLE

           Remuneration paid in 1996, 1995 and 1994 to executive officers is set forth on the following table:


                                      Annual Compensation                                    Long Term Compensation
                                      -------------------                                    ----------------------

                                                                                     Securities
                                                                   Restricted        Underlying
  Name and Principal                                                 Stock          Options/SAR              All Other
      Position                Year      Salary         Bonus        Awards(1)        Awards (#)           Compensation(2)
      --------                ----      ------         -----        ------           ----------           ------------


Robert J. Rutland             1996   $427,000     $121,620           200,000               --                 $13,667
 Chairman and Chief           1995    424,493      143,180                --               --                  14,380
 Executive Officer            1994    409,000      284,140                --               --                  14,703

Bernard O. De Wulf            1996    320,000       75,000                --               --                   3,917
 Vice Chairman and            1995    318,370      100,000                --               --                   5,217
 Executive Vice               1994    306,750      150,000                --               --                   3,488
 President

A. Mitchell Poole, Jr.        1996    290,000      121,620           160,000               --                     991
 President and Chief          1995    265,302      143,180                --               --                     910
 Operating Officer                    256,752      256,752                --               --                     886


Berner F. Wilson, Jr.         1996    175,000       75,000                --               --                   1,565
 Vice Chairman and            1995    159,179      100,000                --               --                   2,450
 Secretary                    1994    153,370      150,000                --               --                   1,413


Joseph W. Collier             1996    175,000       60,816            80,000               --                      --
 President - Allied           1995    131,485      100,000                --           50,000                      --
 Automotive Group, Inc.       1994    114,437      150,000                --               --                      --

---------------------

(1) Represents dollar value of awards granted in 1996 based on the closing market price on December 31, 1996. Under the Restricted Stock Plan, restrictions lapse over a five year period, 20% per year, commencing on the first anniversary of the date of grant.
(2) Unless otherwise noted, all amount in this column are insurance premiums paid on behalf of the named executive officers.

OPTION EXERCISE AND VALUES FOR LAST FISCAL YEAR

         The following table sets forth as to each of the named executive officers information with respect to option exercises during 1996 and the status of their options on December 31, 1996 (i) the number of shares of Common Stock underlying options exercised during 1996, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 1996 and
(iv) the aggregate dollar value of in-the-money exercisable options on December 31, 1996.

                    AGGREGATED OPTION EXERCISE DURING LAST
                               FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                              Number of                                                        Value of Unexercised In-
                                Shares                         Number of Unexercised          the-Money Options at Fiscal
                               Acquired                      Options at Fiscal Year End               Year End(1)
                                 Upon           Value        --------------------------               -----------
                             Exercise of    Realized Upon
        Name                    Option        Exercise      Exercisable     Unexercisable     Exercisable     Unexercisable
        ----                    ------        --------      -----------     -------------     -----------     -------------


Robert J. Rutland                 --             --                --               --             --               --

Bernard O. De Wulf                --             --                --               --             --               --

A. Mitchell Poole, Jr.            --             --                --               --             --               --

Berner F. Wilson, Jr.             --             --                --               --             --               --

Joseph W. Collier                 --             --            10,500           50,500             --               --

(1) In accordance with the S.E.C.'s rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $7.50, the average of the high and low Common Stock price reported on the NASDAQ National Market on December 31, 1996.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Messrs. Robert Rutland, De Wulf, Poole, Wilson and Collier have entered into employment agreements with the Company. These agreements, which are substantially similar, are for five year terms ending in January 2001 and provide for compensation to the officers in the form of annual base salaries in the amount of $427,000 for Robert Rutland, $320,000 for Mr. De Wulf, $290,000 for Mr. Poole, $175,000 for Mr. Wilson, and $175,000 for Mr. Collier in 1996, plus percentage annual increases based upon the Consumer Price Index and other factors. In January 1997, the employment agreements with Messrs. Wilson and Collier were amended to increase the annual base pay for 1997 to $200,000.

         The employment agreements also provide that in the event of (i) an officer's termination of employment by the Company other than for cause, (ii) termination by the officer for reasons such as a material change by the Company in the officer's duties and responsibilities or as a result of a merger or consolidation of the Company, or (iii) the death or disability of the officer, the officer shall receive severance benefits from the Company. These severance benefits include a cash payment in an amount equal to two times the annual base salary plus the average of the previous two years' bonus payments for the applicable officer. The Company is also required to provide to the officer group medical and hospitalization benefits and related benefits for a period of one year.

LONG-TERM INCENTIVE PLAN

         The Company has adopted a Long-Term Incentive Plan (the "LTI Plan") pursuant to which an aggregate of 400,000 shares of Common Stock could be issued. The LTI Plan authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares to eligible employees as determined by the LTI Plan. The LTI Plan was adopted and approved by the Board of Directors and shareholders in July 1993.

         The Compensation Committee elects those employees to whom awards are granted under the LTI Plan and determines the number of performance units, performance shares, shares of restricted stock, and stock appreciation rights granted pursuant to each award and prescribes the terms and conditions of each such award.

Nonqualified Stock Option Plan

         During 1996 the Company granted options to purchase 34,000 shares of the Company's Common Stock at a price per share of $9.00. The options are granted pursuant to the non-qualified stock option provisions set forth in the LTI Plan and are not intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended. A maximum of 300,000 shares may be issued as non-qualified options under the provisions of the LTI Plan. Options granted become exercisable after one year in 20% or 33 1/3% increments per year and expire ten years from the date of the grant. There were 41,867 options exercisable at December 31, 1996.

Restricted Stock Plan

         Effective December 19, 1996 the Company adopted the Allied Holdings, Inc. Restricted Stock Plan ("Restricted Stock Plan") pursuant to authority granted by the LTI Plan. The awards granted under the Restricted Stock Plan vest over five years, 20% per year commencing on the first anniversary of the date of grant. Effective December 19, 1996 the Company awarded an aggregate of 85,000 shares, with a value of $680,000 as of the date of grant.

STOCK APPRECIATION RIGHTS PLAN

         The Board of Directors of the Company adopted the Allied Holdings, Inc. Stock Appreciation Rights Plan effective January 1, 1997 (the "SAR Plan"). The purpose of the SAR Plan is to provide deferred compensation to certain management employees of the Company. Such deferred compensation shall be based upon the award of stock appreciation rights units, the value of which are related to the appreciation in fair market value of the Common Stock. All payments under the SAR Plan will be in cash. The Compensation Committee shall determine the applicable terms for each award under the SAR Plan. There has been no grants under the SAR Plan as of the date of this proxy.

EVA BASED INCENTIVE PLAN

         The Board of Directors of the Company adopted the Incentive Plan effective January 1, 1997. The Incentive Plan's objectives are to focus on
(i)creating shareholder value and reward participants significantly when achieved, and (ii) sustaining, continuous performance improvement.

         The Incentive Plan is administered by the Compensation Committee. Under the Incentive Plan, incentive compensation will be directly linked to changes in EVA. EVA will be measured for each of the Company's major operating units and will reward participants for increases in EVA and penalize such employees for any decreases in EVA. Management employees designated as participants by the Chairman and President of the Company and approved by the Compensation Committee are eligible to participate in the Incentive Plan. Target bonus amounts will be determined for each participant by the Chairman and President and approved by the Compensation Committee.

         A Participant's target bonus will either be based solely on the performance of the Company on a consolidated basis or on the performance of a subsidiary or a business unit and the Company. For example, a target bonus might be based seventy-five percent (75%) on a business unit or a subsidiary and twenty-five percent (25%) on the Company's consolidated results.

         Annually, an actual bonus will be declared for each Participant based on the comparison of the change in EVA to the expected change in EVA. If the change in EVA is exactly equal to the expected change in EVA, the actual bonus will equal the target bonus. The actual bonus for any calendar year will be higher than the target bonus if the change in EVA is higher than the expected change in EVA and lower if the change in EVA is lower than the expected change in EVA. Such adjustment shall be established by the Compensation Committee in its sole discretion.

         The actual bonus declared for each Participant with respect to any calendar year will be allocated to the Participants' bonus bank, within 30 days after the amount of the actual bonus for such year is determined. If, after the allocation with respect to any calendar year, the balance in the Participants' bonus bank is less than or equal to the Participants' target bonus for such year, the entire amount in the bonus bank will be paid as soon as practicable but in no event later than 15 days following such allocation. If the balance in the bonus bank is greater than the target bonus, the Participant will be paid the target bonus plus one-third of the remainder of the bonus bank balance. Amounts remaining in the bonus bank will be carried forward to future years. Negative bonuses may be declared if the change in EVA for any calendar year is significantly below the expected change in EVA for such year and negative bonuses declared will be subtracted from the bonus bank.

         Ninety-five percent (95%)of the portion of the actual bonus payable to a Participant with respect to any calendar year will be paid to the Participants in cash and five percent (5%) will be paid in the form of stock appreciation rights, pursuant to the SAR Plan.

RETIREMENT PLANS

         The Company maintains a tax qualified benefit pension plan (the "Retirement Plan"). The table set forth below illustrates the total combined estimated annual benefits payable under the Retirement Plan to eligible salaried employees for years of service assuming normal retirement at age 65.

                      Allied Defined Benefit Pension Plan

                                                           Years of Service
                                                           ----------------

 Remuneration             10              15               20              25              30               35
 ------------             --              --               --              --              --               --
 100,000              20,000          30,000           40,000          50,000          50,000           50,000

 125,000              25,000          37,500           50,000          62,500          62,500           62,500

 150,000              30,000          45,000           60,000          75,000          75,000           75,000

 175,000              32,000          48,000           64,000          80,000          80,000           80,000

 200,000              32,000          48,000           64,000          80,000          80,000           80,000

 225,000              32,000          48,000           64,000          80,000          80,000           80,000

 250,000              32,000          48,000           64,000          80,000          80,000           80,000

 275,000              32,000          48,000           64,000          80,000          80,000           80,000

 300,000              32,000          48,000           64,000          80,000          80,000           80,000


         The Retirement Plan uses average compensation, as defined by the Retirement Plan, paid to an employee by the plan sponsor during a plan year for computing benefits. Compensation includes bonuses and any amount contributed by a plan sponsor on behalf of an employee pursuant to a salary reduction agreement which is not includable in the gross income of the employee under Internal Revenue Code ("IRC") Section 125, 402(a)(8), or 402(h).
However, compensation in excess of the IRC Section 401(a)(17) limit shall not be included. The limit for 1996 was $150,000 and for 1997 is $160,000.

         The compensation covered by the Retirement Plan for Messrs, Robert Rutland, De Wulf, Poole, Wilson, and Collier is $160,000.

         The estimated years of credited service for each of the current executives as of December 31, 1996 is as follows:

                                                           Years of Credited Service
                    Name                                     as of December 31, 1996
                    ----                                     -----------------------
         Robert J. Rutland                                            32.7
         Berner F. Wilson                                             22.0
         Joseph W. Collier                                            17.0
         Bernard O. De Wulf                                           13.0
         A. Mitchell Poole, Jr.                                        8.7

         The benefits shown in the Pension Plan Table are payable in the form of a straight life annuity commencing at age 65. There is no reduction for social security benefits or other offset amounts.

CERTAIN TRANSACTIONS

         The Company leases the space in the building in which its headquarters is located from DELOS, a general partnership of which Messrs. Rutland, III, Robert Rutland, and Wilson are beneficially the sole general partners. The aggregate rents paid by the Company to DELOS in 1996 were $1,030,139. During January 1997, the Company extended the lease with DELOS to expire December 31, 2007. The Company provided loans to DELOS in the aggregate amount of $573,419 which bear interest at the rate of 6% per annum. The outstanding balance of principal and accrued interest thereon regarding the loans is due and payable on November 30, 1998.

         The Company paid Capital Management Services, Inc., a company controlled by Messrs. Rutland, III and Robert Rutland's brother-in-law, $40,000 in 1995 and $80,000 in 1996 to manage a construction project.

         David G. Bannister, a director and member of the Compensation Committee of the Company, is a Managing Director of Alex. Brown & Sons Incorporated.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (stock price appreciation plus dividend) on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U. S. Companies) and of the Nasdaq Trucking and Transportation Companies for the period beginning September 30, 1993, the date on which the Common Stock was registered under the Securities Exchange Act of 1934, as amended, through and including December 31, 1996.

                    COMPARISON OF CUMULATIVE TOTAL RETURN

RESEARCH                 TOTAL RETURN - DATA SUMMARY

                                   HAUL
                                                    CUMULATIVE TOTAL RETURN

                                             ----------------------------------------------------------------------------------
                                             9/93 12/93  3/94  6/94  9/94 12/94  3/95  6/95  9/95 12/95  3/96  6/96  9/96 12/96
ALLIED HLDGS INC                   HAUL       100   155   136   109   106    86    77    63    57    62    64    75    73    57

NASDAQ STOCK MARKET - US           INAS       100   102    98    93   101   100   109   124   139   141   148   160   165   173

NASDAQ TRUCKING & TRANSPORTATION   INTT       100   106   106    98   101    96   101   110   113   112   123   122   116   124

                           2. AMENDMENT TO LTI PLAN

         The LTI Plan was adopted by the Company in 1993. The LTI Plan is intended to provide additional incentives to the officers and key employees of the Company and its subsidiaries and affiliates whose contributions are substantial and essential to the continued growth and success of the business of the Company. The LTI Plan is also intended to motivate eligible officers and employees to perform their responsibilities in the best interests of the Company and to attract and retain competent, qualified and dedicated persons whose efforts will result in the long-term growth and profitability of the Company.

         The LTI Plan provides that 400,000 shares of the Common Stock of the Company may be issued pursuant to the various components of the LTI Plan. The Company has issued options and other grants providing the recipients with the right to acquire 256,050 shares of the Common Stock of the Company. The Board of Directors has determined that it is in the best interests of the Company to amend the LTI Plan in order to provide that an additional 250,000 shares of the Common Stock may be issued pursuant to the LTI Plan in order to further the intentions of the Plan. The Board of Directors approved an amendment to the LTI Plan in the form of Exhibit A.

         The Board of Directors has no present intention to issue additional shares of the Common Stock pursuant to the LTI Plan but has determined that additional shares will be necessary to meet the needs of the Company in regard to the LTI Plan in the future.

         If a shareholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted for the approval of the proposal to amend the LTI Plan. If no specification is made and the power to vote the shares is not withheld, the shares represented by the proxy will be voted "FOR" the proposal to amend the LTI Plan.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE LTI PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE LTI PLAN FROM 400,000 SHARES TO 650,00 SHARES.

                    RELATIONSHIP WITH INDEPENDENT AUDITOR

         The Board of Directors, upon the recommendation of the Audit Committee, selected Arthur Andersen LLP as independent auditor for the Company for the year ended December 31, 1996. The Company's auditor is selected for each year prior to the commencement of the audit for that year and acts as auditor for the Company for the period ending upon the selection of the auditor for the following year. Arthur Andersen LLP has acted as independent auditor for the Company since 1980.

         The Company expects representatives of Arthur Andersen LLP to be present at the annual meeting of shareholders and expects that they will have the opportunity to make a statement if they desire to do so. It is further anticipated that such representatives will be available to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

         Any proposal that a shareholder intends to present at the 1998 Annual Meeting must be received at 160 Clairemont Avenue, Suite 510, Decatur, Georgia 30030 addressed to the attention of A. Mitchell Poole, Jr., President and Chief Operating Officer, not later than December 19, 1997.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during the 1996 fiscal year all filing requirements applicable to its officers, directors and 10% shareholders were complied with.

                                OTHER MATTERS

         Action will be taken on whatever other matters may properly come before the meeting. Management of the Company is not aware of any other business matters to be considered at the annual meeting except the Report of Management and presentation of financial statements. If any other matters properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies with respect to such matters and in accordance with the recommendations of management of the Company.

         No director has informed the Company that he intends to oppose any recommended action as specified in this Proxy Statement. With the exception of election to office, no director or officer has a substantial interest in any matter to be acted upon.

         Management of the Company urges you to sign and return the enclosed Proxy promptly whether or not you expect to be present at the meeting. No postage is necessary if mailed in the United States. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO A. MITCHELL POOLE, JR., 160 CLAIREMONT AVENUE, SUITE 510, DECATUR, GEORGIA 30030, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) WILL BE PROVIDED FREE OF CHARGE. EXHIBITS TO FORM 10-K WILL BE PROVIDED UPON REQUEST AND PAYMENT OF REASONABLE COST, IF ANY, OF REPRODUCTION AND DELIVERY.

                                  EXHIBIT A

                   FIRST AMENDMENT TO ALLIED HOLDINGS, INC.
                           LONG-TERM INCENTIVE PLAN


         WHEREAS, Allied Holdings, Inc. (the "Company") has previously adopted the Allied Holdings, Inc. Long-Term Incentive Plan ( the "Plan");

         WHEREAS, pursuant to Section 14.1 of the Plan, the Company's Board of Directors and shareholders have retained the right to amend the Plan;

         WHEREAS, the Company's Board of Directors now desires to amend the Plan, subject to shareholder approval.

         NOW, THEREFORE, in consideration of the premises and by resolution of the Company's Board of Directors, the Plan is hereby amended as follows, subject to approval by the Company's shareholders:

         Section 4.1 of the Plan shall be deleted in its entirety and the following shall be substituted in its place:

                 4.1 Number of Shares. The maximum number of Shares that may be issued or transferred pursuant to Options and Awards under this Plan shall be Six Hundred Fifty Thousand (650,000) Shares (or such number and kind of Shares of stock or other securities to which such Shares are adjusted upon a Change in Capitalization pursuant to
         Article XI hereof) and the Company shall reserve for the purposes of this Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined, from time to time, by the Board so long as the aggregate number of Shares so reserved shall not exceed the maximum set forth above.


Dated: February 26, 1997

                                                                       APPENDIX


                                 DETACH HERE

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            ALLIED HOLDINGS, INC.

PROXY

        The undersigned hereby acknowledges receipt of the notice of the annual meeting of the shareholders of Allied Holdings, Inc. (the "Company") to be held on May 22, 1997 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 ("Annual Meeting"), and the Proxy Statement attached thereto, and does hereby appoint Robert J. Rutland and A. Mitchell Poole, Jr. or either of them (with full power to act alone), the true and lawful attorney(s) of the undersigned with power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all of the shares of no par value common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment or adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL NUMBER 1, FOR PROPOSAL NUMBER 2 AND UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXY HOLDER. THIS PROXY MAY BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON, OR BY FILING A SUBSEQUENT PROXY WITH THE SECRETARY OF THE COMPANY PRIOR TO OR AT THE TIME OF THE MEETING.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE             /SEE REVERSE /
                                                                   SIDE

                                                                          ALH F

                                 DETACH HERE

    PLEASE MARK
/x/ VOTES AS IN
    THIS EXAMPLE.


1.  Election of Directors
FOR THREE-YEAR TERMS EXPIRING ANNUAL MEETING 2000:
NOMINEES:  David G. Bannister, A. Mitchell Poole, Jr.
           Robert J. Rutland
                FOR          WITHHELD
               /  /            /  /

                                                         MARK HERE
                                                         FOR ADDRESS /  /
/  / _________________________________________           CHANGE AND
     Instructions:  To withhold authority to vote for    NOTE BELOW
     any individual nominee write that nominee's name on the space provided above.

2.  Proposal to amend the Company's         FOR   AGAINST   ABSTAIN
    Long-Term Incentive Plan ("Plan")       /  /    /  /       /  /
    in order to increase the number of
    shares subject to the Plan from
    400,000 to 650,000 shares.

3. In their discretion, upon such other matters as may properly come before the meeting, or any adjournment or adjournments thereof.

I hereby revoke all proxies by me heretofore given for any meeting of the shareholders of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

Please sign your proxy exactly as your name appears at left. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in a partnership name by authorized person. WHEN SHARES ARE HELD BY JOINT TENANTS, OR IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature:_______________ Date:________ Signature:______________ Date:_________